EXHIBIT 4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D, and amendments thereto, relating to the common stock, $0.001 par value per share, of TeraWulf Inc. This Joint Filing Agreement shall be included as an exhibit to such joint filing and may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby executes this Joint Filing Agreement.

Date: December 23, 2021

NAZAR M. KHAN

/s/ Nazar M. Khan

YAQEEN TRUST I By: Nazar M. Khan, as trustee

/s/ Nazar M. Khan

LAKE HARRIET HOLDINGS, LLC

By:	/s/ Nazar M. Khan
Name: Nazar M. Khan
Title: President